Exhibit 99.1


[Logo]
                                                    Level 3 Communications, Inc.
                                                        1025 Eldorado Boulevard
                                                           Broomfield, CO 80021
                                                                 www.Level3.com


                                                                  NEWS  RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:

Media:            Josh Howell                       Investors:       Robin Grey
                  720/888-2517                                     720/888-2518


               LEVEL 3 REPORTS FOURTH QUARTER AND YEAR END RESULTS

      Level 3 Exceeds Fourth Quarter and Full Year Projections for Revenue,
                        Cash Revenue and Adjusted EBITDA

             Company Recognizes $3.2 Billion Asset Impairment Charge

      2001 Communications Cash Revenue Increases 67 Percent Over Year 2000

      2001 Communications GAAP Revenue Increases 52 Percent Over Year 2000

        Level 3 Expects to Achieve EBITDA Positive in First Quarter 2002

     BROOMFIELD, Colo., January 29, 2002 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its fourth quarter 2001 results. Communications GAAP revenue for 2001 was $1.3 billion, a 52 percent increase from $857 million in 2000. Communications Cash revenue for 2001 was $2.1 billion, a 67 percent increase from $1.26 billion in 2000.

     The net loss for the quarter including impairment and restructuring charges of $3.2 billion was $3.3 billion, or $8.54 per share. This includes an asset impairment charge of $3.2 billion, a $539 million loss from the disposal and discontinued operations of the company's Asian business, as well as a $981 million gain from the previously announced tender offer and debt for equity exchanges completed during the fourth quarter. Excluding restructuring and impairment charges, discontinued Asian operations, and extraordinary items, the net loss was $475 million, or a $1.24 loss per share versus previously announced projections of a net loss per share of $1.70.

     Fourth Quarter Financial Highlights Asset Impairment Charge: In light of the continuing economic slowdown, the company has assessed the current book value of its communications assets as of the end of 2001. In accordance with the accounting guidelines prescribed by FAS 121 and FAS 144, the company recognized an impairment charge of $3.2 billion during the fourth quarter. Forty-eight percent of the impairment charge is associated with colocation assets, 39 percent is associated with conduits on Level 3's long haul and metropolitan networks, 10 percent is associated with transoceanic assets and 3 percent is associated with other assets. From a regional perspective, approximately 73 percent of the impairment charge is for North American assets, 17 percent for European assets and 10 percent for transoceanic assets. Of the $3.2 billion impairment charge, approximately $35 million is a cash charge associated with the termination of real estate leases, and the balance is non-cash.

     "Consistent with the difficult environment in which we are operating, we have taken what we believe is an appropriate approach to estimating the future cash flows associated with certain assets and, as a result, we have taken a charge against those assets," said Chief Financial Officer Sureel Choksi.

     Sale of Asian Operations: On December 19, 2001, Level 3 announced the sale of its Asian operations to Reach LTD. Results for the fourth quarter reflect the company's Asian business as discontinued operations. The projections provided on October 25, 2001, included expected results for the company's Asian operations. The following table provides a comparison of reported fourth quarter results, pro forma fourth quarter results including Asia and previously provided fourth quarter projections.


Metric                                                             Pro Forma Fourth
($ in Millions)                            Reported Fourth         Quarter Results         Fourth Quarter
                                           Quarter Results (1)     Including Asia          Projections (2)
------------------------------------------ ----------------------- ----------------------- -----------------------
------------------------------------------ ----------------------- ----------------------- -----------------------
Communications Cash Revenue                $415                    $422                    $405
------------------------------------------ ----------------------- ----------------------- -----------------------
------------------------------------------ ----------------------- ----------------------- -----------------------
Communications GAAP Revenue                $269                    $276                    $270
------------------------------------------ ----------------------- ----------------------- -----------------------
------------------------------------------ ----------------------- ----------------------- -----------------------
Communications Services Revenue            $226                    $233                    $230
------------------------------------------ ----------------------- ----------------------- -----------------------
------------------------------------------ ----------------------- ----------------------- -----------------------
Reciprocal Compensation Revenue            $31                     $31                     $25
------------------------------------------ ----------------------- ----------------------- -----------------------
------------------------------------------ ----------------------- ----------------------- -----------------------
Non-recurring Dark Fiber Revenue           $12                     $12                     $15
------------------------------------------ ----------------------- ----------------------- -----------------------
------------------------------------------ ----------------------- ----------------------- -----------------------
Consolidated EBITDA                        $ (83)                  $ (95)                  $ (118)
------------------------------------------ ----------------------- ----------------------- -----------------------
------------------------------------------ ----------------------- ----------------------- -----------------------
Consolidated Adjusted EBITDA               $ 71                    $ 60                    $ (8)
------------------------------------------ ----------------------- ----------------------- -----------------------

(1) Reported fourth quarter results exclude Asian operations. Consolidated EBITDA and Consolidated Adjusted EBITDA include $58 million in one-time cash restructuring and impairment charges but exclude the $3.2 billion impairment charge.
(2)  Fourth  quarter   projections   include  results  from  the  Asian
operations. Fourth quarter projections for Consolidated EBITDA and Consolidated Adjusted EBITDA exclude cash restructuring and impairment charges of $58 million. As a result, the appropriate comparison to pro forma fourth quarter results would be a projection of negative $118 million for Consolidated EBITDA and negative $8 million for Consolidated Adjusted EBITDA.

     Communications Cash Revenue and GAAP Revenue: Communications cash revenue for the fourth quarter was $415 million. Communications cash revenue is defined as communications revenue plus changes in cash deferred revenue. Communications cash revenue includes upfront cash received for dark fiber and other capacity sales that are recognized as GAAP revenue over the life of the contract, generally ranging from 5 to 20 years.

     Communications GAAP revenue for the fourth quarter 2001 was $269 million, a 24 percent decrease over the same period last year. This decrease is primarily the result of a $94 million previously announced sale of transatlantic capacity in the fourth quarter 2000. Included in total communications GAAP revenue was $226 million of communication services revenue, $31 million attributable to reciprocal compensation revenue, and $12 million of non-recurring revenue from dark fiber revenue.

     In June 2001, the company announced its intent to focus sales efforts on more established companies with substantial communication services needs. In line with this initiative, the company had approximately 2,000 customers at the end of the quarter - down from 2,100 as of the end of the third quarter. Approximately 77 percent of the customer base currently purchases more than one Level 3 service.

     Recently announced customer agreements include AOL, AT&T Wireless, Cox Communications, Lehman Brothers, Prodigy, SBC, and Sony.

     Other Revenue: Other revenue of $57 million for the fourth quarter included $29 million from (i)Structure and $21 million from coal mining, versus
(i)Structure revenue of $31 million and coal mining revenue of $44 million for the same period last year.

     Expenses Cost of Revenue: Consolidated cost of revenue for the fourth quarter 2001 was $122 million, representing a 61 percent decrease from the fourth quarter 2000 and a 16 percent decrease from the third quarter 2001. Gross margin for the communications business was 67 percent for the quarter, up from 25 percent for the same period last year and 65 percent for the previous quarter.

     For 2001, communications gross margin was 54 percent, an increase from 27 percent in 2000. Consolidated gross margin for the year 2001 was 52 percent, an increase from 33 percent in 2000.

     Selling, General and Administrative Expenses (SG&A): SG&A expenses were $229 million for fourth quarter, versus $236 million for the third quarter, and versus $272 million for the same period last year. Adjusted for the disposition of the Asian operations, the total number of Level 3 employees was approximately 3,700 as of the end of the fourth quarter, including approximately 3,200 in the communications business.

     Consolidated EBITDA and Consolidated Adjusted EBITDA: Consolidated EBITDA, excluding stock-based compensation expense, and the $3.2 billion asset impairment charge was negative $83 million for the fourth quarter. Excluding one-time charges of $58 million in cash restructuring and impairment charges, Consolidated EBITDA was negative $25 million. Consolidated EBITDA was negative $10 million for the prior period, and negative $149 million for the same period last year. Consolidated Adjusted EBITDA was positive $71 million for the fourth quarter 2001, compared to positive $81 million for the third quarter 2001 and positive $120 million for the fourth quarter 2000. Consolidated Adjusted EBITDA is defined as

Consolidated EBITDA plus the change in cash deferred revenue and excluding non-cash cost of goods sold associated with certain capacity sales and dark fiber contracts.

     Stock-Based Compensation Expense: The company recognized $75 million in non-cash expense for stock-based compensation during the quarter. The OSO Program represents the principal component of the company's stock-based compensation. This expense is accounted for in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation." Level 3 expenses the value of OSOs and its other stock-based compensation over the respective vesting period. This approach is in contrast to the current practice of most corporations under which conventional stock options are not accounted for as an expense on the income statement.

     Under Level 3's plan, OSOs are issued quarterly to all employees, with the value of the options indexed to the performance of the company's common stock relative to the performance of the Standard & Poor's 500 (S&P 500) Index.

     Depreciation and Amortization: Depreciation and amortization expenses for the quarter were $258 million, a 37 percent increase over the same period last year. The year over year increase primarily reflects the additional network assets placed in service over the past year to support the communications business.

     Capital Expenditures: Capital expenditures for property, plant and equipment were $173 million for the quarter, declining from $292 million during the third quarter. Total capital expenditures for 2001 were approximately $2.3 billion, or $2.5 billion pro forma for inclusion of the Asian operations. Full year capital expenditures were approximately $200 million lower than the previously issued projection of $2.7 billion. This reduction in capital expenditures reflects the company's successful implementation of previously announced cost management initiatives.

     "The substantial decrease in capital expenditures is a significant contributor to our confidence in our financial strength," said Kevin O'Hara, president and chief operating officer. "These decreases in spending reflect both our ability to successfully implement cost controls in this area and the increasingly success-based nature of capital expenditures."

     Network Highlights North American Intercity Network: The company has lit all 15,889 miles of its North American intercity network. A fiber network is considered to be "lit" when electronics are installed, thereby enabling the network to carry customer traffic.

     The company has migrated 100 percent of the customer traffic to its own network from its leased, long haul network.

     Markets and Local Fiber Networks in Service: At the end of the fourth quarter, Level 3 offered services in 66 markets, 57 North American markets and nine European markets.

     The company has local fiber networks in 36 markets, 27 in North America and nine in Europe. Level 3 has over 2,185 local route miles built in North America and Europe, and 1,830 of those route miles are lit. Additionally, the company has constructed approximately 930,000 local fiber miles to date.

     As previously announced, the company plans to expand its network in Europe and to begin offering services in eight additional markets across Western Europe in 2002. Level 3 plans to acquire wavelengths or other existing lit capacity from other carriers in the region and offer a full range of communications services.

     Operational Highlights Level 3 has received the Frost & Sullivan 2002 Market Engineering Award in recognition of its On-Net Transport Activation
Process ("ONTAP"). The award is given each year to the company that has demonstrated excellence in customer service innovation within the industry.

     Level 3 launched ONTAP in 2001. ONTAP is an automated activation process that provides Level 3 and its customers with a real time view of network capacity. This system has allowed Level 3 to guarantee on-net provisioning for its customers in 5 to 10 business days, versus the industry average of approximately 60 days.

     "The ONTAP process for service activation is a major customer service differentiation that offers a number of benefits to Level 3," says Frost & Sullivan industry analyst Rod Woodward. "Through ONTAP, Level 3 is able to immediately verify available capacity, confirm delivery dates, and rapidly activate either wavelength or private line circuits for its customers. Both Level 3 and its customers improve their time-to-revenue through ONTAP, a critical capability in today's challenging market environment."

     "We believe that Level 3 has the best operational capabilities in the communications business based on the quality of our ubiquitous end-to-end network and the efforts and resources we have dedicated to our processes and operating systems," said O'Hara.

     Level 3's goal is to continually introduce new commercial approaches to simplify the purchasing process. In the fourth quarter, Level 3 introduced the ONTAP capabilities to select customers in an on-line order entry interface which gives customers the ability to check capacity, get pricing quotes, reserve and order transport services from Level 3.

     Strategic Transactions On December 19, 2001, the company announced the sale of its Asian business to Reach LTD. This transaction subsequently closed on January 18, 2002. The company estimates that the sale of its Asian operations will reduce its future funding requirements by approximately $300 million.

     On December 7, 2001, Level 3 announced the purchase of McLeodUSA's wholesale dial-up Internet access business. This transaction subsequently closed on January 24, 2002.

     "We are pleased to have these transactions closed, and we believe both of these strategic decisions will allow us to further focus all our resources and time on expanding our presence in North America and Europe," said O'Hara.

     Business Outlook Quarterly Projections: Level 3 expects communications cash revenue for the first quarter 2002 of $350 million and communications GAAP revenue of $270 million. Approximately $235 million of the communications GAAP revenue is expected to be derived from services revenue and approximately $35 million from reciprocal compensation. Going forward, the company does not expect to recognize any non-recurring dark fiber revenue from pre-June 1999 dark fiber contracts.

     The company expects Consolidated Adjusted EBITDA of $90 million and Consolidated EBITDA of positive $10 million for the first quarter. Capital expenditures for the first quarter are expected to be approximately $110 million. The company expects the net loss for the first quarter to be $1.10 per share.

     "Reaching positive Consolidated EBITDA for the first quarter is an important milestone for the company," said Choksi. "Our positive Consolidated EBITDA projection for the first quarter is the result of expected improvements in our gross margins and our continuing cost management initiatives."

     Credit Facility: Level 3 has a $1.775 billion Senior Secured Credit Facility and is in compliance with all terms and conditions under this facility as of December 31, 2001. Based on first quarter 2002 projections, the company also expects to be in compliance as of the end of the first quarter. If the current rate of sales, cancellations, and disconnects were to continue, the company may violate a revenue-based financial covenant as early as the end of the second quarter. To the extent the company's operational performance improves or it completes acquisitions that generate additional revenue, a potential violation of the covenant could be delayed beyond the second quarter of 2002 or eliminated entirely.

     "Recognizing that there is a risk we may violate a financial covenant later this year, we have initiated discussions with the administrative agent for our credit facility to find an appropriate solution prior to any potential covenant violation," said Choksi.

     Customer Credit Analysis: The company has updated and revised its customer credit analysis. Based on this review, the company believes that customer disconnects and cancellations will continue at levels similar to those experienced during the second half of 2001 for approximately the first two quarters of 2002. This level of cancellations and disconnects for the estimated period represents approximately 20 percent of current recurring revenue. This estimate has been incorporated in the company's estimate of its funding status, as discussed in the Summary section which follows.

     Summary: "All in all, it's been a productive quarter, particularly given the difficult economy and market," said James Q. Crowe, CEO. "About a year ago, we set as our goal not merely to survive the economic slowdown, but to position ourselves to take advantage of opportunities that will arise in the inevitable economic recovery. We have made significant progress toward that goal. We expect to achieve positive Consolidated EBITDA in the first quarter, to see continuing improvement in gross margins, and to continue our focus on cost reduction - even as we continue to successfully sell our services in a difficult market. We have reduced a significant portion of our debt, capital expenses, operating expenses and headcount. We have strengthened our balance sheet, and because of our strong financial position, we have been able to capitalize on opportunities that have arisen in the market. Our acquisitions of strategically valuable assets from Viatel, Navipath and McLeod are examples of just such opportunities. As a consequence, we are able to reiterate that we remain fully funded to free cash flow breakeven, with a substantial cushion, in accordance with our business plan," said Crowe.

About  Level  3   Communications
Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport services, colocation services, and the industry's first Softswitch based services. Its Web address is www.Level3.com.

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

                          LEVEL 3 COMMUNICATIONS, INC.
                 Consolidated Condensed Statements of Operations
                                   (Unaudited)


                                                                       Three Months Ended          Twelve Months Ended
                                                                          December 31,                 December 31,
                                                                     ------------------------  -----------------------------

(dollars in millions)                                                   2001        2000            2001          2000
---------------------------------------------------------------------------------------------  -----------------------------

Revenue:
   Communications                                                        $  269       $ 352         $  1,298        $  857
   Information Services & Other                                              57          80              235           327
                                                                          -----       -----            -----         -----
    Total Revenue                                                           326         432            1,533         1,184


Costs and Expenses:
   Cost of Revenue                                                          122         309              742           792
   Depreciation and Amortization                                            258         189            1,122           579
   Selling, General and Administrative                                      229         272              983           874
   Stock-Based Compensation                                                  75          81              314           236
   Restructuring & Impairment Charges                                     3,242          --            3,353            --
                                                                          -----       -----            -----         -----
    Total Costs and Expenses                                              3,926         851            6,514         2,481
                                                                          -----       -----            -----         -----

Loss from Operations                                                      (3,600)      (419)          (4,981)       (1,297)

Other Loss, net                                                            (117)       (131)            (467)         (159)
                                                                          -----       -----            -----         -----
Loss from Continuing Operations
   before Income Taxes                                                   (3,717)       (550)          (5,448)       (1,456)

Income Tax Benefit                                                          --           19              --             49
                                                                          -----        -----           -----         -----

Net Loss from Continuing Operations                                      (3,717)       (531)          (5,448)       (1,407)

Loss from Discontinued Operations, net                                     (539)        (21)            (605)          (48)
   (including loss on disposal of $516)
Extraordinary Gain on Debt Extinguishment, net                              981          --            1,075           --
                                                                          -----        -----           -----          -----

Net Loss                                                               $ (3,275)     $ (552)        $ (4,978)     $ (1,455)
                                                                        ========      ======         ========      ========
Loss per Share:
   Basic and Diluted
    Net Loss from Continuing Operations                                 $ (9.70)     $(1.44)        $ (14.58)      $ (3.88)
    Discontinued Operations, net                                          (1.40)      (0.06)           (1.62)        (0.13)
    Extraordinary Gain on Debt Extinguishment, net                         2.56         --              2.88           --
                                                                          -----      ------            -----         -----
    Net Loss                                                            $ (8.54)     $(1.50)        $ (13.32)      $ (4.01)
                                                                        =======      ======          ========       =======
Weighted Average Shares Outstanding
   (in thousands):
   Basic and Diluted                                                    383,319     367,256          373,792       362,539
                                                                        =======     =======          =======       =======

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                   (unaudited)


                                                                                December 31,         September 30,
(dollars in millions)                                                               2001                 2001

Assets

Current Assets
   Cash and cash equivalents                                                      $  1,297            $   1,440
   Marketable securities                                                               206                1,077
   Restricted securities                                                               155                  135
   Accounts receivable, less allowances of $46 and $34, respectively                   239                  314
   Current assets of discontinued Asian operations                                      74                   84
   Other                                                                                63                   98
                                                                                        --                   --
Total Current Assets                                                                 2,034                3,148

Property, Plant and Equipment, net                                                   6,890               10,153

Noncurrent Assets of Discontinued Asian Operations                                     --                   483
Other Assets, net                                                                      392                  468
                                                                                       ---                  ---
                                                                                  $  9,316            $  14,252
                                                                                  ========            =========


Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
   Accounts payable                                                                 $  714           $      892
   Current portion of long-term debt                                                     7                    7
   Accrued payroll and employee benefits                                               162                  131
   Accrued interest                                                                     86                   95
   Deferred revenue                                                                    124                  129
   Current liabilities of discontinued Asian operations                                 74                  105
   Other                                                                               225                  177
                                                                                       ---                  ---
Total Current Liabilities                                                            1,392                1,536

Long-Term Debt, less current portion                                                 6,209                7,904

Deferred Revenue                                                                     1,335                1,202

Accrued Reclamation Costs                                                               92                   95

Noncurrent Liabilities of Discontinued Asian Operations                                 --                   25

Other Liabilities                                                                      353                  367

Stockholders' Equity (Deficit)                                                         (65)               3,123
                                                                                       ---                -----
                                                                                  $  9,316             $ 14,252
                                                                                  ========             ========


Executive Officer Intended Transfers of Company Securities

     The company has a policy that generally requires the members of its board of directors and members of senior management that are "executive officers" for purposes of the SEC's Section 16 rules to pre-announce their intention to make transfers of the company's securities in the permitted period following each earnings release, which policy the company reviews annually. In addition, this policy applies only to an intent to transfer shares not previously announced, and does not apply to certain transfers for estate planning purposes.

     The following schedule shows the individuals that have expressed a current intent to transfer, during the period, the maximum number of shares they propose to transfer and the percentage of their holdings, that the intended transfer amount represents.

     None of the individuals are required to dispose of shares and the listed individuals may choose to sell fewer, or none, of the shares described, but will not, when combined with shares previously preannounced but not yet transferred, sell more during the period. An individual's ultimate decision to transfer shares of common stock will be made in compliance with applicable federal securities laws.

Name and Title                             No. of Shares           Percentage

Sureel A. Choksi                              85,000                    [1]
    Group Vice President and CFO


     [1] The number of shares indicated represents 10% of Mr. Choksi's: (a) total shares of the Company's common stock held plus (b) all other shares of common stock that may be acquired in the future through the exercise of vested or unvested options, including outperform stock options. For purposes of this calculation, each option, vested or unvested, was considered to be a single share of common stock.